 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 15, 2008

  Woize International Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-106144	98-039022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3rd Floor, 14 South Molton Street, London W1K 5QP, United Kingdom
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 609-1966

1 Kingsway, London WCB 6FX, United Kingdom
 (Former address, if changed since last report)

With Copies To:
Richard Friedman Esq.
Marcelle S. Balcombe Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:(212) 930-9700 Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 15, 2008, Woize International Ltd. (the “Company”) entered into a Heads of Agreement for the acquisition of the entire share capital of Smart Devices Limited (“Smart”), a privately held company that is incorporated under the laws of the United Kingdom, which is engaged in the distribution of hand held portable communication devices, and its sole shareholder and managing director, Mr. Keith France. The parties contemplate that the consideration payable by The Company to Mr. France on completion of the acquisition is as follows: (i) the issuance 2,000,000 shares of common stock of the Company; (ii) the issuance of a five year warrant to purchase up to 200,000 shares of common stock of the Company  at an exercise $0.10 cents; and (iii) a cash payment in the amount of £60,000 approximately USD($118,000) payable in twenty-four equal monthly installments over two years and commencing thirty days after the closing of the acquisition.

In connection therewith, the Company issued to Smart a secured convertible note (the “Note”) in the principal amount of $200,000. The Note is secured by all of the assets of Smart and is convertible into shares of Smart at the closing of the contemplated acquisition. The parties contemplate that the Note will convert into shares of Smart at a conversion price of $1.00 on the closing of the contemplated acquisition.  In the event the acquisition is not completed, the principal amount of the Note together with interest accruing on a daily basis at a rate of 20% per annum shall be payable upon demand by the Company. The Heads of Agreement contemplates that the parties will enter into a definitive agreement which shall contain such standard and usual representations and warranties for agreements of such nature. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as the satisfactory completion of all due diligence. The parties agreed to use their best endeavors to complete the acquisition on or before April 11, 2008.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Secured Convertible Debenture dated November 15, 2008 (To be filed by amendment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woize International Ltd.

February 22, 2008	By:	/s/ Martin Thorp
Martin Thorp
Chief Financial Officer

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